EXHIBIT 4.1

GUARDION HEALTH SCIENCES, INC.

PREFERRED STOCK PURCHASE AGREEMENT

This PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) effective as of November , 2016 (the “Effective Date”) is entered into by and between Guardion Health Sciences, Inc., a Delaware corporation (“SELLER”) and (“PURCHASER”).

WITNESSETH

A.           WHEREAS, SELLER is selling shares of Series A Convertible Preferred Stock, $0.001 par value, with a face value of $1.00 per share convertible into shares of Common Stock of SELLER at $0.60 per share under certain conditions, with an 8% annual dividend, paid quarterly in Common Stock at $0.60 per share, and certain other preferential rights as more fully set forth below (the “Preferred Shares”) and as more fully set forth in SELLER’s term sheet, which is incorporated herein by this reference (the “Term Sheet”), in a private placement to accredited investors with whom SELLER has a pre-existing relationship (the “Private Placement” or “Placement”).

B.           WHEREAS, PURCHASER is hereby provided the Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock of Guardion Health Sciences, Inc. (the “Certificate of Designation”) which describes all of the rights and other features of the Preferred Shares, a true and correct copy of which is attached hereto as Exhibit A and is incorporated herein by this reference.

C.           WHEREAS, SELLER desires to issue and PURCHASER desires to purchase shares of Preferred Stock of SELLER on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the recitals (each of which is incorporated herein by this reference), covenants, conditions, and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

SALE AND PURCHASE OF THE SHARES

1.1           Sale of the Shares. Upon the execution of this Agreement, subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, SELLER hereby sells to PURCHASER, and PURCHASER hereby purchases from SELLER, the Preferred Shares.

1.2           Number of Shares, Consideration and Payment. Contemporaneously with the execution of this Agreement, SELLER hereby issues and sells and PURCHASER hereby purchases Thousand ( ,000) Preferred Shares for an aggregate consideration of XX Thousand Dollars ($ ,000) (the “Purchase Price”) whereupon PURCHASER shall submit payment in accordance with the payment instructions attached hereto as Exhibit B.

1.3           Instruments of Conveyance and Transfer. This Agreement shall evidence conveyance and transfer of the Preferred Shares, however, upon request, PURCHASER may request a certificate or certificates representing the Preferred Shares to PURCHASER as shall be effective to vest in PURCHASER all right, title and interest in and to all of the securities underlying the Preferred Shares, and PURCHASER shall acknowledge receipt of such certificate or certificates.

ARTICLE 2

REPRESENTATIONS AND COVENANTS OF SELLER

2.1          The SELLER hereby represents and warrants that:

(a)          It shall transfer title, in and to the Preferred Shares, to the PURCHASER free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent, except as set forth in Paragraph 2.2 herein.

2.2          Upon request, or as soon as practicable thereafter, the SELLER shall deliver to the PURCHASER certificates representing the securities underlying the Preferred Shares subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, except as set forth in the legend on the certificate(s), which legend shall provide, in substantial form, as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR A PERIOD OF ONE YEAR FROM THE ISSUANCE THEREOF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS OR (ii) UPON THE EXPRESS WRITTEN AGREEMENT OF THE COMPANY AND COMPLIANCE, TO THE EXTENT APPLICABLE, WITH RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES.)

2.3           Due Incorporation. SELLER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as currently being conducted. SELLER’s Amended and Restated Bylaws and Amended Certificate of Incorporation are available at the SEC’s website, www.sec.gov. SELLER, as of the date hereof, has no subsidiaries. SELLER is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, unless the failure to be so qualified or in good standing, as the case may be, would not have or would not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any other document in connection with the Placement, (ii) a material adverse effect on the results of operations, assets, business or financial condition of SELLER, or (iii) a material adverse effect on SELLER’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), constituting a “Material Adverse Effect”).

2.4           Capitalization; Ownership of Shares. The authorized capital stock of SELLER consists of 90,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of April 25, 2016, there are approximately 25,253,347 shares of Common Stock issued and/or issuable on a fully diluted basis, as follows: (i) 22,031,396 shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, (ii) approximately 1,946,166 shares of Common Stock issuable upon exercise of outstanding warrants; and (iii) 1,275,785 shares of Common Stock issuable upon conversion of certain promissory notes (collectively the “Securities”). Except for the transactions contemplated hereby and as described herein, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Common Stock or obligating SELLER to issue or sell any shares of Common Stock, or any other interest in, SELLER. All outstanding shares of capital stock of SELLER were issued, sold and delivered in material compliance with all applicable federal and state securities laws and the similar laws of other foreign jurisdictions as may be applicable. No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Placement or otherwise. The issue and sale of the Preferred Shares will not obligate SELLER to issue shares of Common Stock or other securities to any person (other than PURCHASERS) and will not result in a right of any holder of SELLER securities to adjust the exercise, conversion, exchange or reset price under such securities.

2.5           Authority; Enforceability. This Agreement and the Securities have been duly authorized, executed and delivered by SELLER and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, and SELLER has full corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder. All corporate action on the part of SELLER by its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance by SELLER of its obligations under this Agreement has been taken.

2.6           Consents. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over SELLER, or over any of its affiliates, FINRA, Nasdaq, the OTC Bulletin Board nor SELLER’s stockholders is required for execution of this Agreement and all other agreements entered into by SELLER relating thereto, including, without limitation, the issuance and sale of the Securities, and the performance of SELLER’s obligations hereunder and under all such other Agreements identical to this one except for the identity of the PURCHASERS and Share amounts.

2.7          No Violation or Conflict. Assuming the representations and warranties of PURCHASER herein are true and correct, neither the execution and delivery of this Agreement nor the issuance and sale of the Securities nor the performance of SELLER’s obligations under this Agreement and all other agreements entered into by SELLER relating thereto by SELLER will:

(i)          violate, conflict with, result in a material breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or give to others any rights of termination, amendment, acceleration or cancellation under (A) the Certificate of Incorporation or Bylaws of SELLER, (B) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to SELLER of any court, governmental agency or body, or arbitrator having jurisdiction over SELLER or any of its affiliates (including federal and state securities laws and regulations) or over the properties or assets of SELLER or any of its affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which SELLER or any of its affiliates is a party, by which SELLER or any of its affiliates is bound or affected, or to which any of the properties or assets of SELLER or any of its affiliates is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which SELLER, or any of its affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect on SELLER; or

(ii)         result in the creation or imposition of any lien, charge or encumbrance upon the securities or any of the assets of SELLER or any of its affiliates.

2.8          The Preferred Shares. The Preferred Shares upon issuance:

(i)          are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii)         have been, or will be, duly and validly authorized and on the date of issuance will be duly and validly issued, fully paid and nonassessable (and if eventually registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and resold pursuant to an effective registration statement will be free trading and unrestricted, provided that each PURCHASER complies with the prospectus delivery requirements of the 1933 Act and any state securities laws);

(iii)        will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of SELLER; and

(iv)        will not subject the holders thereof to personal liability by reason of being such holders.

2.9          Litigation. There is no pending or, to the knowledge of SELLER, threatened action, suit, proceeding inquiry, notice of violation, or investigation before any court, governmental or administrative agency or regulatory body (federal, state, county, local or foreign), or arbitrator having jurisdiction over SELLER, or any of its affiliates that would challenge the legality, validity or enforceability of this Agreement and/or the Placement, or otherwise affect the execution by SELLER or the performance by SELLER of its obligations under this Agreement, and all other agreements entered into by SELLER relating hereto. Except as disclosed herein or in the Form S-1 Registration Statement SELLER filed on February 11, 2016 with the Securities and Exchange Commission (“SEC”) (“SELLER’S S-1”), there is no pending or, to the knowledge of SELLER, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over SELLER, or any of its affiliates which litigation if adversely determined would have a Material Adverse Effect on SELLER.

2.10        Defaults; Permits. SELLER is not in violation of its Certificate of Incorporation or By-Laws. SELLER is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect on SELLER, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) to its knowledge in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect on SELLER. SELLER possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses other than where the failure to possess such certificates, authorizations or permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. SELLER has not received any notice or otherwise become aware of any proceedings, inquiries or investigations relating to the revocation or modification of any such certificate, authorization or permit.

2.11        No General Solicitation. Neither SELLER, nor any of its affiliates, nor to SELLER’s knowledge, any person acting on its or their behalf, has, directly or indirectly made any offers or sales of any security or solicited any offers to buy any security that would cause the offer of the Preferred Shares pursuant to this Agreement to be integrated with prior offerings or private placements by SELLER for purposes of the 1933 Act or any applicable stockholder approval provisions. Neither SELLER nor any of its affiliates will take any action or steps that would cause the offer of the Preferred Shares to be integrated with other offerings if such integration would eliminate the exemption relied on hereunder. Neither SELLER nor any of its affiliates, nor to SELLER’s knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Units.

2.12        Disclosure. None of the representations and warranties of SELLER appearing in this Agreement contains, or on December 31, 2016, the closing date of this Placement or the effective date of SELLER’S S-1, whichever is sooner (the “Closing” or “Closing Date”) will contain any untrue statement of a material fact or omits, or on the Closing will omit, to state any material fact required to be stated herein or therein in order for the statements herein or therein, in light of the circumstances under which they were made, not to be misleading.

2.13        No Undisclosed Liabilities or Events. SELLER has no liabilities or obligations which are material, individually or in the aggregate, which are not disclosed herein or in SELLER’S S-1, other than those incurred in the ordinary course of SELLER’s businesses since inception. There has been no event or circumstance that has occurred or exists with respect to SELLER or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires disclosure but which has not been so publicly announced or disclosed in SELLER’S S-1.

2.14        Intellectual Property. SELLER owns, free and clear of claims or rights of any other person, with full right to use, sell, license, sublicense, dispose of, and bring actions for infringement of, or has acquired licenses or other rights to use, all intellectual property necessary for the conduct of its business as presently conducted, other than with respect to “off-the-shelf” software which is generally commercially available and open source software which may be subject to one or more “general public” licenses. A complete list of patents, pending patent applications and all other intellectual property can be found in SELLER’S S-1 and is available upon request from SELLER. The business of SELLER as presently conducted does not, to SELLER’s knowledge, infringe or conflict with any patent, trademark, copyright, or trade secret rights of any third parties or any other intellectual property of any third parties. SELLER has not received written notice from any third party asserting that any intellectual property owned or licensed by SELLER, or which SELLER otherwise has the right to use, is invalid or unenforceable by SELLER and, to SELLER’s knowledge, there is no valid basis for any such claim (whether or not pending or threatened). No claim is pending or, to SELLER’s knowledge, threatened against SELLER nor has SELLER received any written notice or other written claim from any person asserting that any of SELLER’s present or contemplated activities infringe or may infringe in any material respect any intellectual property of such person, and SELLER is not aware of any infringement by any other Person of any material rights of SELLER under any intellectual property rights. SELLER has taken all steps required in accordance with commercially reasonable business practice to establish and preserve its respective ownership in its intellectual property and to keep confidential all material technical information developed by or belonging to SELLER which has not been patented or copyrighted.

2.15        Investment Company Status. SELLER is not, and immediately after receipt of the Final Closing will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and SELLER shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

2.16        Taxes. SELLER (i) has prepared in good faith and duly and timely filed all tax returns required to be filed by it or is on a current extension and such returns are complete and accurate in all material respects and (ii) has paid all taxes required to have been paid by it, except for taxes which it reasonably disputes in good faith or the failure of which to pay has not had or would not reasonably be expected to have a Material Adverse Effect. SELLER has no any liability with respect to accrued taxes in excess of the amounts that are described as accrued in the most recent financial statements included in SELLER’S S-1.

2.17        Transactions with Interested Persons. Except as described in the Seller’s S-1, no officer, director, employee or affiliate of SELLER is or has taken any steps to become a party to any transaction with SELLER (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of SELLER, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

2.18        No Other Agreements. SELLER has not, directly or indirectly, entered into any agreement with or granted any right to any PURCHASER relating to the terms or conditions of the transactions contemplated by this Agreement or the other Offering Documents except as expressly set forth therein.

2.19        Correctness of Representations. SELLER represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects. The foregoing representations and warranties shall survive until one year after the Closing Date.

2.20        Reissuance of Securities. SELLER agrees to reissue certificates representing the Preferred Shares and underlying Common Stock without the legends set forth above, (a) at such time as the holder thereof is permitted to dispose of the Common Stock without volume or manner of sale restrictions pursuant to Rule 144 under the 1933 Act in the opinion of counsel reasonably satisfactory to SELLER, or (b) upon resale subject to an effective registration statement concerning the resale of the shares of Common Stock underlying the Preferred Shares is registered under the 1933 Act. SELLER agrees to cooperate with each PURCHASER in connection with all resales pursuant to Rule 144 and to provide legal opinions at SELLER’s expense necessary to allow such resales provided SELLER and its counsel receive reasonably requested written representations from each PURCHASER and its selling broker, if any.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF PURCHASER

3.1.         The PURCHASER hereby represents and warrants that:

(a)          PURCHASER acknowledges that it has been provided with, and has carefully read, the Certificate of Designation attached hereto as Exhibit A, which describes all of the rights and other features of the Preferred Shares. Although I have been given a copy of the SELLER’S Registration Statement on Form S-1 filed with the SEC. I had a pre-existing relationship with the SELLER and did not learn of the SELLER through this filing with the SEC. PURCHASER and its representatives have had the opportunity to meet with or talk with representatives of SELLER and have had the opportunity to ask questions of, and receive answers from, representatives of SELLER concerning SELLER, and the terms and conditions of this transaction, as well as to obtain any information requested by PURCHASER. PURCHASER believes that any questions raised by PURCHASER or its representatives have been answered to the satisfaction of PURCHASER and its representatives. PURCHASER’s decision to purchase the Preferred Shares is based, in part, on the answers to such questions as PURCHASER and its representatives have raised concerning the transaction, and is based in part on its own evaluation of the risks and merits of the purchase and SELLER’s proposed business activities.

3.2.          PURCHASER has been advised that the Preferred Shares have not been registered under the 1933 Act, or qualified under the securities law of any state, on the ground, among others, that no distribution or public offering of the Preferred Shares is to be effected and the Preferred Shares will be issued by SELLER in connection with a transaction that does not involve any public offering within the meaning of section 4(a)(2) of the Act and/or Rule 506 of Regulation D as promulgated by the SEC under the 1933 Act, and under any applicable state blue sky authority. PURCHASER understands that SELLER is relying in part on PURCHASER's representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding PURCHASER's representations, PURCHASER has in mind merely acquiring Shares for resale on the occurrence or nonoccurrence of some predetermined event. PURCHASER has no such intention.

3.3.          PURCHASER acknowledges that the securities underlying the Preferred Shares will be "restricted securities" (as such term is defined in Rule 144 promulgated under the 1933Act ("Rule 144")), that the securities underlying the Preferred Shares will include the foregoing restrictive legend, and, except as otherwise set forth in this Agreement, that the securities underlying the Preferred Shares cannot be sold for a period of one year, notwithstanding other restrictions that apply to the Preferred Shares as more fully set forth in this Agreement, from the date of issuance unless registered with the SEC and qualified by appropriate state securities regulators, or unless PURCHASER obtains written consent from the SELLER and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

3.4.          The PURCHASER has the full right, power and authority to enter into this Agreement and to carry out and consummate the transaction contemplated herein. This Agreement constitutes the legal, valid and binding obligation of PURCHASER.

3.5.          The PURCHASER acknowledges that investment in the Preferred Shares involves substantial risks and is suitable only for persons of adequate financial means who can bear the economic risk of an investment in the Preferred Shares for an indefinite period of time. PURCHASER further represents that he or she:

(1)         has adequate means of providing for his or her current needs and possible personal contingencies, has no need for liquidity in his or her investment in the Preferred Shares, is able to bear the substantial economic risks of an investment in the Preferred Shares for an indefinite period, and, at the present time, can afford a complete loss of his investment;

(2)         does not have an overall commitment to investments which are not readily marketable that is disproportionate to his or her net worth, and that his or her investment in the Preferred Shares will not cause such overall commitment to become excessive;

(3)         is acquiring the Preferred Shares for his or her own account, for investment purposes only and not with a view toward resale, assignment or distribution thereof, and no other person has a direct or indirect, beneficial interest, in whole or in part, in such Preferred Shares;

(4)         has such knowledge and experience in financial, tax and business matters that he or she is capable of evaluating the merits and risks of an investment in the Preferred Shares; and

(5)         has been given the opportunity to ask questions of and to receive answers from persons acting on the SELLER’S behalf concerning the terms and conditions of this transaction and also has been given the opportunity to obtain any additional information which the SELLER possesses or can acquire without unreasonable effort or expense. As a result, PURCHASER has available sufficient information concerning the affairs of the SELLER and has been able to evaluate the merits and risks of the investment in the Preferred Shares.

ARTICLE 4

AMENDMENT AND WAIVER

4.1          Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

ARTICLE 5

MISCELLANEOUS

5.1          Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

5.2          Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or sent by registered or certified mail (air mail if overseas), return receipt requested, electronic mail or facsimile transmission. Notices shall be deemed to have been received on the date of personal delivery, electronic mail, facsimile transmission, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the third business day after the date of mailing. Notices shall be sent to the addresses set forth opposite to each parties’ signature below.

5.3          Arbitration. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by either of the parties under this Agreement, then either party may, by notice as herein provided, require that the dispute be submitted under the Commercial Arbitration Rules of the American Arbitration Association to an arbitrator in good standing with the American Arbitration Association within Thirty (30) days after such notice is given. The written decision of the single arbitrator ultimately appointed by or for both parties shall be binding and conclusive on the parties. Judgment may be entered on such written decision by the single arbitrator in any court having jurisdiction and the parties consent to the jurisdiction of the State of California for this purpose. Any arbitration undertaken pursuant to the terms of this section shall occur in a venue determined by the SELLER.

5.4          Choice of Law and Venue. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any party hereto shall be brought in a venue determined by the SELLER.

5.5          Jurisdiction. The parties submit to the jurisdiction of the Courts of the State of California, County of San Diego, or a Federal Court empaneled in the State of California, Southern District, for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

5.6          Counterparts. This Agreement may be executed electronically or via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

5.7          Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

5.8          Taxes. Any income taxes required to be paid in connection with the Closing hereunder, shall be borne by the party required to make such payment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Preferred Stock Purchase Agreement as of the day and year first above written.

PURCHASER	SELLER

Guardion Health Sciences, Inc.
Signature:	Signature:
Print Name:	Michael Favish
Social Security/Tax ID #:	Chief Executive Officer
Date:	Date:
Address for notices:	Address for notices:
15150 Avenue of Science, Suite 200
San Diego, CA 92128
Phone:	Phone: 858-605-9055
Fax:	Fax: 858-630-5543
Email: